Filed Pursuant to Rule 433

Registration No. 333-279482

Term Sheet dated March 23, 2026

The Progressive Corporation

$500,000,000

4.60% SENIOR NOTES DUE 2031

$1,000,000,000

5.15% SENIOR NOTES DUE 2036

Issuer:	The Progressive Corporation

Format:	SEC Registered

Securities:	4.60% Senior Notes Due 2031 (the “2031 Notes”) 5.15% Senior Notes Due 2036 (the “2036 Notes”)

Expected Ratings (Moody’s / S&P / Fitch)*:	Moody’s: A2 / Stable S&P: A / Stable Fitch: A / Stable

Security Type:	Senior Unsecured Fixed Rate Notes

Trade Date:	March 23, 2026

Settlement Date**:	March 26, 2026 (T+3)

Maturity Date:	March 26, 2031 for the 2031 Notes March 26, 2036 for the 2036 Notes

Principal Amount:	$500,000,000 for the 2031 Notes $1,000,000,000 for the 2036 Notes

Treasury Benchmark:	3.500% due February 28, 2031 for the 2031 Notes 4.125% due February 15, 2036 for the 2036 Notes

Treasury Benchmark Yield:	3.953% for the 2031 Notes 4.342% for the 2036 Notes

Spread to Treasury Benchmark:	+65 basis points for the 2031 Notes +85 basis points for the 2036 Notes

Yield to Maturity:	4.603% for the 2031 Notes 5.192% for the 2036 Notes

Price to Public:

99.987% of the principal amount of the 2031 Notes, plus accrued interest, if any, from and including March 26, 2026, if settlement occurs after that date

99.676% of the principal amount of the 2036 Notes, plus accrued interest, if any, from and including March 26, 2026, if settlement occurs after that date

Coupon:	4.60% per annum for the 2031 Notes 5.15% per annum for the 2036 Notes

Gross Underwriting Discount:	0.35% for the 2031 Notes 0.45% for the 2036 Notes

Proceeds to Issuer Before Expenses:	$498,185,000 for the 2031 Notes $992,260,000 for the 2036 Notes

Interest Payment Dates:	Semi-annually on March 26 and September 26, commencing on September 26, 2026 for the 2031 Notes Semi-annually on March 26 and September 26, commencing on September 26, 2026 for the 2036 Notes

Optional Redemption:

For the 2031 Notes: If prior to February 26, 2031, make-whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 10 basis points). If on or after February 26, 2031, par call as set forth in the preliminary prospectus supplement.

For the 2036 Notes: If prior to December 26, 2035, make-whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 15 basis points). If on or after December 26, 2035, par call as set forth in the preliminary prospectus supplement.

Denominations:	Minimum of $2,000, with increments of $1,000 thereafter

CUSIP; ISIN:	743315 BC6 / US743315BC67 for the 2031 Notes 743315 BD4 / US743315BD41 for the 2036 Notes

Joint Bookrunners:	Goldman Sachs & Co. LLC TD Securities (USA) LLC

Co-Managers:	PNC Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes more than one business day prior to the date of settlement will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement, including a prospectus and preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, or TD Securities (USA) LLC collect at 1-855-495-9846.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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